Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509	NEWS RELEASE
FOR IMMEDIATE RELEASE
Company Contact: Michael P. Windisch, CFO

Phone:	(859) 263-3948
FAX:	(859) 263-4228
E-MAIL:	ngas@ngas.com
NGAS RESOURCES PROVIDES HORIZONTAL DRILLING UPDATE
• Production in Line with Expectations
• 20 Horizontal Wells Planned in 2008
LEXINGTON, KENTUCKY, May 21, 2008. NGAS Resources, Inc. (Nasdaq: NGAS) today provided an update on the five horizontal wells it has drilled to date in its core Leatherwood field.
As previously disclosed, natural gas production from the first horizontal well averaged 367 thousand cubic feet per day (Mcf/d) for the first 30 days. The second and third wells have now been on line for over 30 days, with average production rates of 405 Mcf/d and 421 Mcf/d, respectively. The company retained 62.5 percent working interest in the first two wells and 50 percent in the third well.
The Company’s fourth horizontal well in Leatherwood was recently completed and put on line. Its fifth well is being fraced and will go on line in early June. The Company retained all of the working interest in the fourth well and has an 87.5 percent working interest in the fifth well. Each well has a single lateral leg up to 3,500 feet through the lower Huron section of the Devonian shale.
William S. Daugherty, President and CEO of NGAS Resources commented, “Production results from these wells are in line with our expectations. As a result, we plan to drill at least 20 horizontal wells in our Leatherwood field this year.” Mr. Daugherty added, “The success we are having in Leatherwood with our horizontal drilling to the Devonian shale, which is present throughout our Appalachian acreage, has the potential to provide the catalyst for significant growth in our production and reserves over the long term.”
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the Company to implement its business strategy. These and other risks are described in the Company’s periodic reports filed with the United States Securities and Exchange Commission.

2